Exhibit 99.1
2 Bethesda Metro Center, Suite 1530,
Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com
News Release
Pebblebrook Hotel Trust And Denihan Hospitality Group
Execute Agreement To Joint Venture Six Manhattan Hotels For $910 Million
     BETHESDA, MD, JUNE 22, 2011 — Pebblebrook Hotel Trust (NYSE: PEB) (“Pebblebrook”) and the Denihan Hospitality Group (“Denihan”) today announced that they have entered into agreements pursuant to which Pebblebrook will invest in a joint venture with affiliates of Denihan that own six upper upscale hotels in Manhattan. The six upper upscale hotels — Affinia Manhattan, Affinia Shelburne, Affinia Dumont, Affinia 50, Affinia Gardens and The Benjamin — currently comprise 1,640 guestrooms, which will be increased to 1,730 guestrooms following the completion of a renovation at the Affinia Manhattan this fall.
     The transaction values the six hotels at approximately $910 million. The hotels are currently subject to approximately $600 million in existing first mortgage and mezzanine debt and Pebblebrook will make an approximate $152 million equity investment in the joint venture in exchange for its 49% interest. Affiliates of Denihan will continue to own the remaining 51% interest in the joint venture. Pebblebrook and Denihan will share joint control of all operating and financial decisions for the joint venture.
     Pebblebrook expects to fund its investment with available cash and borrowings from its credit facility. The hotels will be leased to a joint venture lessee owned by Pebblebrook and Denihan. The hotels will continue to be managed by Denihan.
     The consummation of the transaction is subject to approval of the lenders to the joint venture. Pebblebrook expects the transaction to close within the next 90 days; however, because the transaction is subject to customary closing conditions, the Company can give no assurance that the transaction will be consummated during this time period, or at all.
About Pebblebrook Hotel Trust
     Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in large urban and resort markets with an emphasis on the major coastal cities. The company owns 14 hotels, totaling 3,814 guest rooms, in eight states and the District of Columbia, including 13 markets: Bethesda, Maryland; San Francisco, California; Buckhead, Georgia; Washington, DC; Minneapolis, Minnesota; Stevenson, Washington; Santa Monica, California; Philadelphia, Pennsylvania; San Diego, California; Seattle, Washington; West Hollywood, California; Miami, Florida; and Boston, Massachusetts. For more information, please visit www.pebblebrookhotels.com.
About Denihan Hospitality Group
     Denihan Hospitality Group is a privately-held, full-service hotel management and development company that owns and operates 13 boutique hotels in major urban markets in the U.S. Over the past 50 years, the Denihan family has built a world class lodging investment platform within the boutique hotel space, creating value by acquiring, repositioning and managing independent hotels. The Denihan portfolio includes properties operating under The James and Affinia Hotels brands, as well as Manhattan luxury independents, The Surrey and The Benjamin, and affiliates including the Royal Palm in Miami. The company’s uniquely guest-centric approach, refined through three generations of Denihan leadership, has made it an industry leader in hospitality, property and restaurant development, as well as hotel operations, management and marketing. More details can be found at www.denihan.com.
     This press release contains certain “forward-looking” statements relating to, among other things, potential property acquisitions and projected earnings, expenses and demand. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of hotel-level EBITDA and net operating income after capital reserves, the Company’s expenses, share count or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of the Company’s future economic performance and potential increases in average daily rate, occupancy and room demand; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
     For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com and at www.sec.gov ..
     All information in this release is as of June 22, 2011. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations. The Company assumes no responsibility for the contents or accuracy of the information on any of the non-Company websites mentioned herein, which are included solely for ease of reference.
Contact:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust — (240) 507-1330 or
Katie Meyer, Vice President of Public Relations, Denihan Hospitality Group — (646) 424-2614
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com
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